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                                                                    EXHIBIT 99.1



               AVONDALE INCORPORATED REPORTS FISCAL YEAR RESULTS

MONROE, GEORGIA

         Avondale Incorporated today reported sales of $1,056,103,000 for the fiscal year ended August 28, 1998, up less than 1% from fiscal 1997 sales of $1,049,474,000. Net income increased 50% to $34,313,000 in fiscal 1998 from
$22,937,000 in fiscal 1997.

         G. Stephen Felker, Chairman, President and Chief Executive Officer remarked that "the fiscal year ending on August 28, 1998 was a challenging year in which the Company achieved good results in a difficult environment. Throughout 1998, and continuing today, the markets served by the Company are adequately supplied. That is to say that between Avondale and our competitors there is more than enough product available to satisfy our customers' needs. Competition is intense.

         "Favorable trends, which included shifting of apparel production for the American market from Asia to our own hemisphere, were reversed in the year. The North American Free Trade Agreement (NAFTA) had diminished the economic advantage of importing apparel products from Asia. However, currency devaluations and a desperate need for liquidity fueled a "sell at any price" mentality from East and Central Asia. While earlier in the year our hopes were that the flow of heavily discounted textile product from Asia would subside as inventories depleted, United States government aid programs are financing the daily struggle of some Asian producers and are prolonging the market disruption.

         "Adding to the impact of Asia's economic troubles is the expansion of production in our hemisphere, primarily within the United States and Mexico. Domestic and Mexican competitors have built denim mills in Mexico as if demand for the product were insatiable. Capacity utilization in the industry is poor.

         "Having framed the environment in which Avondale conducted its 1998 fiscal year, we are very pleased with the Company's outstanding results for the year. Sales were flat, up only 0.6% from $1,049,474,000 in fiscal 1997 to $1,056,103,000 in fiscal 1998. Our focus was not so much on sales growth as on cost reduction. While selling prices declined substantially during the 1998 fiscal year in all the Company's product areas, unit volume was up and both raw material and operating costs were significantly reduced. Profits in fiscal 1998 increased 50% to $34,313,000 from $22,937,000 in fiscal 1997.

         "Much of the cost reduction was the result of well planned and executed capital expenditures of $66,335,000 in fiscal 1998 bringing total capital expenditures for the past three years to approximately $132,000,000. Operations continue to improve as well."

         Earnings before interest, income taxes, depreciation and amortization ("EBITDA") were $126,618,000 for fiscal 1998, compared to $113,286,000 for fiscal 1997. Utilizing this operating cash flow, the Company made capital expenditures of $66,335,000 and reduced its debt by $4,500,000 in fiscal 1998.

Contact:

Craig S. Crockard
Corporate Vice President, Planning and Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, AL 35150-1899
(256) 249-1340